Exhibit 10.2
PRIVATE LABEL DISTRIBUTION AGREEMENT
     This PRIVATE LABEL DISTRIBUTION AGREEMENT (“Agreement”) is made effective this 17th day of May, 2006 (the “Effective Date”) between ROCHESTER MEDICAL CORPORATION, a Minnesota corporation, on behalf of itself and its subsidiaries (herein, “RMC”) with offices at One Rochester Medical Drive, Stewartville, MN 55976 and COLOPLAST A/S., a Denmark corporation, on behalf of itself and its subsidiaries (herein, “COLOPLAST”), with offices at Egevangen 4 2980 Kokkedal, Denmark.
RECITALS:
     WHEREAS, RMC manufactures a patented all silicone male external catheter (the “MEC”) in various configurations as more particularly described in this Agreement.
     WHEREAS, COLOPLAST markets throughout the world a wide variety of urologic products and accessories.
     WHEREAS, COLOPLAST desires to acquire from RMC, and RMC is agreeable to granting to COLOPLAST the non-exclusive right to market the MEC throughout the world, with the exception of the United Kingdom (“UK”), under COLOPLAST’S own brands and marks upon the terms and conditions, including annual minimum purchase requirements, as set forth in this Agreement.
     WHEREAS, COLOPLAST also desires to acquire from RMC, and RMC is also agreeable to granting to COLOPLAST, a first right of negotiation with respect to future improvements to the MEC in accordance with the provisions of this Agreement.
          WHEREAS, COLOPLAST intends to acquire from another company (herein“ADAM”) an additional line of urology products (the “Acquisition”);
     WHEREAS, COLOPLAST and RMC also contemplate the sale by COLOPLAST to RMC or an affiliate of certain business and assets related to the sale and distribution of the MEC assets that Coloplast will acquire in the Acquisition in the UK (the “Divestiture”) in accordance with the directives of the UK Office of Fair Trade;
     WHEREAS, ADAM and RMC are parties to a certain Male External Catheter License, Sales and Distribution Agreement as amended by a Settlement Agreement and as further amended by a Supply Agreement (collectively the “MEC Agreement”], whereby RMC granted ADAM a certain Patent License and a certain Technology licenses (collectively, the “Manufacturing Licenses”) more specifically described in the MEC Agreement, all of which relate to products that are the subject of this Agreement.
     WHEREAS. ADAM utilizes the Manufacturing Licenses for the manufacture of all silicone male external catheters at its manufacturing facilities located at 800 Lund Boulevard, Anoka, Minnesota (the “Adam Plant”).
     WHEREAS, RMC contemplates entering into a further agreement with ADAM concurrently with the RMC’s execution of this Agreement (the “Reconveyance”) whereby ADAM will (i) reconvey and release to RMC all of Adam’s right, title and interest in and to the Manufacturing Licenses, (ii) convey and assign to RMC all of ADAM’s right, title and interest in and to the intellectual property including specifically, but without limitation, all patent rights and trade secrets relating to the Manufacturing Licenses, (iii) terminate the MEC Agreement, (iv) sell or lease all or a portion of the Adam Plant, including equipment and fixtures, to RMC and (v) deliver to RMC all documentation relating to silicone male external catheters that ADAM has or maintains for manufacturing pursuant to the Manufacturing Licenses, along with the relevant regulatory compliance documents, together with all relevant packaging inventory solely related to the Manufacturing Licenses located at the Adam Plant.
     WHEREAS, the execution, delivery and consummation of the transactions contemplated by the Divestiture, the Acquisition and the Reconveyance are each a necessary condition subsequent to this Agreement.
     WHEREAS, RMC’s ability to supply to COLOPLAST certain configurations of MECs depends upon RMC’s acquisition from ADAM pursuant to the Reconveyance and the subsequent relocation of certain equipment located at the Adam Plant and COLOPLAST’s need for RMC’s supply of MEC products pursuant to this Agreement depends on the consummation of the Acquisition and Divestiture; and that therefore the parties desire to provide that the Acquisition, Divestiture and Reconveyance all become effective prior to the date that RMC becomes obligated to supply, and COLOPLAST becomes obligated to purchase MECs pursuant to this Agreement (“Conditions Precedent”).
     WHEREAS, COLOPLAST and RMC desire to acknowledge for avoidance of doubt that COLOPLAST manufactures, by a process different from RMC’s patented process, and sells an all silicone male external catheter under the brand name “Conveen Optima”™; that all references in this Agreement to silicone male external catheters are intended, to refer to RMC’s male external catheter products and not to the Conveen

Optima male external catheter products; and that nothing herein is intended to limit or restrict COLOPLAST’s freedom to market and sell its Conveen Optima male external catheter products except as may be otherwise limited by RMC’s rights under its US Patents described in §7.6.1 hereof by law or otherwise by enforceable agreement between the Parties.
     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual promises and consideration provided herein, the parties, intending to be legally bound hereby, agree as follows:
Section 1 DEFINITIONS:
     Except as otherwise elaborated in this Section 1, the definitions set forth in the Recitals to this Agreement have the meanings there ascribed to them. In addition to such definitions, the following words and expressions shall have the meanings set forth in this Section:
     1.1. Confidential Information. “Confidential Information” means “Confidential Information” as defined in the Disclosure Agreement, and also includes all information of a confidential or proprietary nature disclosed by RMC to COLOPLAST or by COLOPLAST to RMC pursuant to or in connection with this Agreement or the Disclosure Agreement, and includes information regarding COLOPLAST’s purchases or sales of, including units, amounts and prices.
     1.2. Delivery Instructions. “Delivery Instructions” mean the instructions described in §4.5 hereof for delivery of each Order and other purchase orders as may be made from time to time.
     1.3. Direct Production Costs. “Direct Production Costs” mean the actual costs paid by RMC for the materials and direct labor used to manufacture MEC.
     1.4. Disclosure Agreement. “Disclosure Agreement” means the Disclosure Agreement dated November 13, 2001, entered into between RMC and COLOPLAST
     1.5. Effective Date. “Effective Date” means the Effective Date set forth above in the first paragraph of this Agreement, or as otherwise defined by § 3.1.
     1.6. Extenuating Circumstance. “Extenuating Circumstance” means an event of force majeure as set forth in §14.3 of this Agreement or any excused failure by RMC or COLOPLAST to perform under this Agreement as set forth in §8 hereof.

     1.7. FDA. “FDA” means the United States Food and Drug Administration.
     1.8. First Rights. “First Rights” mean the right of first negotiation regarding Improvements as are set forth in §7.3 of this Agreement.
     1.9. Improvements. “Improvements” means the Improvements to the MEC agreed to by the parties in accordance with § 7 of this Agreement.
     1.10 Line Item. “Line Item” means an MEC configuration by size.
     1.11. MEC. “MEC” means RMC’s all silicone male external catheter in its ”UltraFlex ®”, “Wide Band® “Pop On®” and “The Natural® Catheter”, configurations, and also includes the “Clear Advantage®” and “Freedom Clear®” configurations and includes Improvements to the extent provided herein.
     1.12. Packaging Specifications. “Packaging Specifications” means the specifications for packaging MECs, as may be agreed from time to time by RMC and COLOPLAST in accordance with this Agreement. The current Packaging Specifications are set forth in Schedule 3 to this Agreement, and are the basis for the Transfer Price.
     1.13. Product Specifications. “Product Specifications” means the specifications, quality control tests and inspection procedures for MECs, as they exist as of the Effective Date, and which may be promulgated from time to time by RMC with express mutual agreement by COLOPLAST and in accordance with this Agreement, and may include material modifications that may be agreed upon from time to time by COLOPLAST. The current Product Specifications are set forth in Schedule 2 to this Agreement.
     1.14 Technical Contract. “Technical Contract” means the product specifications, quality requirements and other design and manufacturing processes and specifications, mutually agreed upon by the Parties and documented in the Technical Contract appended to this Agreement as Schedule 4.
     1.15. Term. “Term” means the Term provided in §3.1.
     1.16. Territory. “Territory “ means the entire world except the United Kingdom.

     1.17. Transfer Price. “Transfer Price” means the initial Transfer Price for MECs set forth in Schedule 1 to this Agreement and includes Transfer Prices otherwise established in accordance with this Agreement.
     1.18. Quota. “Quota” means the amount of MECs that COLOPLAST must purchase from RMC during the Term of this Agreement as set forth in Section 4.1.
Section 2 AGREEMENT FOR MARKETING AND DISTRIBUTION & LICENSE
     2.1. Marketing Rights & License. COLOPLAST shall have a non-exclusive license and right to package, offer, sell and export the MECs COLOPLAST purchases from RMC throughout the Territory under COLOPLAST’s own brands and marks. Pursuant to the Reconveyance and the sale or lease of the Adam Plant and the documents conveying such between Adam and RMC, to the extent that Coloplast acquires any Adam employees or knowledge of the Manufacturing Licenses as a result of the Acquisition, RMC does hereby grant to Coloplast with respect to any product, technology or other activity excepting those directly connected to silicone MECs. a limited, worldwide, perpetual, fully paid-up, non-exclusive right and license to use, copy, create derivative works from, sell and distribute products, and provide services, based upon the Residuals with respect to any product, technology or other activity excepting those directly connected to silicone MECs. Without limiting the foregoing, RMC agrees that neither it nor any of its Subsidiaries will bring any action or assert any claim against Coloplast, its Subsidiaries, or their successors alleging that any trade secrets or other information or materials in the possession of, known to, or used by Coloplast transferred by and through the Acquisition was or is misappropriated by Coloplast from RMC, violates RMC’s trade secret rights, or infringes RMC’s copyrights all with respect to any product, technology or activity other than those directly connected to silicone MEC products. For the purposes of this paragraph, “Residuals” shall mean any information or materials that are or were assets of Adam that have now become assets of Coloplast through the Acquisition, and which are unintentionally retained now by Coloplast or known to employees now acquired by Coloplast that have been exposed to such information or materials. This license shall survive indefinitely any termination or expiration of this Agreement.
     2.2. CE Mark or other Regulatory Approvals. COLOPLAST shall have the right to obtain and affix to the MEC COLOPLAST’s own CE Mark or comparable regulatory approval mark. RMC shall cooperate reasonably with COLOPLAST for that purpose, and shall share with COLOPLAST, subject only to the Confidential Information provisions and the provision of Section 4.13 of this Agreement, RMC’s regulatory compliance technical files. RMC shall also provide other data and information reasonably necessary to any governmental agency or to Coloplast for purposes of assisting COLOPLAST to obtain any regulatory license or approval for the private-labeled product.
     2.3 Limited License. COLOPLAST grants to RMC during the term of this Agreement a non-exclusive, royalty-free, limited license (“Aloe Patent License”) to US Patent 6,805,690 (“Aloe Patent”). The Aloe Patent License shall not be transferable by RMC except in connection with the sale of all or substantially all of RMC’s male external catheter business line or in case of merger, conveyance to a subsidiary or similar reorganization. RMC shall not, and shall not permit its employees, representatives or agents to sell, assign, lease, sublicense, transfer or disclose to any third party, or allow any third party to use the Aloe Patent License and associated technology, except as specifically permitted by this Agreement. The Aloe Patent License shall survive termination or expiration of this Agreement, unless the terms of the Aloe Patent License set forth in this Section 2.3 are violated, in which case COLOPLAST may terminate this limited license and/or this Agreement. Any sublicense and pass through license granted pursuant to this Section 2.3 must contain the same license terms and other limitations as contained in this Agreement.
Section 3 TERM; TERMINATION; EXTENSION
     3.1. Term. Subject to the Conditions Precedent and other provisions of this Section 3, the Term of this Agreement shall commence on June 1, 2006, and continue thereafter for a period of five (5) years (“Initial Commitment Period”) unless terminated in accordance with the provisions hereof. Provided, however, in the event that each Conditions Precedent identified in Section 3.2 shall have not occurred by June 1, 2006 but shall have occurred prior to August 31, 2006, then the Term of this Agreement shall be deemed to have commenced on the first day of the month following the month in which the last of such Condition Precedents shall have occurred (“Effective Date”).
          3.1.1. Successive Commitment Periods. After the expiration of the Initial Commitment Period, the Agreement shall renew automatically for an additional one-(1) year period (the “Successive Commitment Period”)unless either party gives the other party written notice of that party’s intent not to renew at least one-hundred eighty (180) days prior to expiration of the Initial Commitment Period .
          3.1.2 Failure of Good Faith Negotiations. Upon failure of the parties to arrive at terms commercially reasonable and agreeable to each as provided in Section 3.3 hereof, then either party may terminate this Agreement without cause upon one-hundred eighty (180) days written notice.

          3.1.3 Failure of ConditionsPrecedent. If each of the Conditions Precedent identified in Section 3.2 and in the Recitals of the Agreement cannot or shall not have occurred by August 31, 2006, this Agreement shall automatically terminate without necessity of notice or further action by either party; in which event all rights and obligations of the parties created by this Agreement, shall become and be void ab initio.
     3.2 Conditions Precedent. Nothing in this Agreement to the contrary withstanding, the Term of this Agreement shall not commence until and unless each Condition Precedent identified with respect to the Acquisition, the Divestiture and the Reconveyance described in the Recitals to this Agreement shall have occurred.
     3.3 Good Faith Negotiations. At least ninety (90) days prior to the expiration of the Initial Commitment Period and each Successive Commitment Period, the Parties shall undertake good faith negotiations for the purpose of reaching agreement regarding Quotas and Transfer Prices for the next Successive Commitment Period. Any Agreement reached by the Parties shall apply to the Next Successive Commitment Period or, if agreement is not reached until after commencement of such Period, shall be retroactive to its commencement. Nothing herein shall be deemed to require (i) any more than the exercise of good faith, (ii) the successful conclusion of any such negotiations, or (iii) the reaching of any final agreement regarding Quotas, Transfer Prices, or any other matter the Parties may wish to discuss or negotiate. In the event such good faith negotiations have not resulted in agreement, this Agreement shall continue in effect in accordance with the then applicable terms and conditions until and unless terminated in accordance with § 3.1.2 of this Agreement.
     3.4. Termination for Cause. A non-breaching party may terminate this Agreement upon ninety (90) days written notice to the other in case of a material breach of this Agreement that is not cured to the reasonable satisfaction of the notifying party within such period.
Section 4 PURCHASES; PRICE; ORDERS; FULFILLMENT
     4.1. Quota. COLOPLAST shall purchase from RMC during each year of the Initial Commitment Period during the Term of this Agreement the number of MECs set forth below for such year.
          4.1.1 Initial Commitment Period. The Quota for each year of the Initial Commitment Period shall be set forth on Schedule 1; provided however, COLOPLAST shall receive an abatement of such Quotas for years 1 and 2 of the Initial Commitment

Period as described herein. RMC and COLOPLAST shall commence good faith negotiations within ninety (90) days following the Effective Date in order to abate the Quotas for Years 1 and 2 by an amount not exceeding seven hundred fifty thousand (750,000) units in total to be abated evenly over both years to take into account the excess inventory that COLOPLAST may acquire from ADAM in the Acquisition. If the Parties do not reach agreement on this abatement within thirty (30) days after good faith negotiations commence, COLOPLAST shall be entitled to take the full 750,000 unit abatement on the Quotas to be spread evenly over Years 1 and 2 of this Agreement.
          4.1.2 Quarterly Purchases. COLOPLAST shall purchase no less than twenty percent (20%) of the applicable annual Quota in each calendar quarter.
     4.2 Additional Purchases. COLOPLAST may purchase MECs in excess of its Quota during any year, but the same shall not alter or abate COLOPLAST’S Quota obligation for any other year.
     4.3. Price. COLOPLAST shall pay RMC the applicable Transfer Price for MECs, FOB RMC, as defined in Section 4.5 below, properly packaged and delivered in accordance with the Delivery Instructions. The initial Transfer Prices for MECs are set forth on Schedule 1 to this Agreement. The applicable Transfer Price shall also be adjusted for changes in Packaging Specifications requested or directed by COLOPLAST.
     4.4 Firm Pricing. Subject to § 4.3, the Initial Transfer Prices for MECs shall remain firm until the second (2nd) anniversary of the Effective Date of this Agreement, and shall thereafter be adjusted in accordance with § 4.4.1.
4.4.1. Price Adjustment. Commencing for the twelve-month period beginning on the 2rd anniversary of the Effective Date, and for each following year of the Initial Commitment Period (the “First, Second and Third Price Adjustment Years”, respectively) the Transfer Price will be subject to annual adjustments pursuant to good faith negotiations between COLOPLAST and RMC. RMC and COLOPLAST will commence such negotiations no later than ninety (90) days prior to the commencement of each Price Adjustment Year. Absent agreement from such good faith negotiations by thirty (30) days prior to the commencement of a Price Adjustment Year, RMC may increase or decrease the Transfer Price to be effective at the commencement of that Price Adjustment Year by an amount calculated as follows:
     4.4.1.1 For increases, One Hundred Sixty percent (160%) of the actual increase for direct labor and material costs exceeding five percent (5%) over the 2006 Base Index since the latest of (i) the commencement of the Term or (ii) the latest price adjustment to the Transfer Price, except adjustments for packaging changes directed or requested by COLOPLAST. RMC is to provide full documentation of such increases to COLOPLAST’S reasonable satisfaction before such price increase shall be effective.
4.4.1.2	For decreases, One Hundred Sixty(160%) of the actual decrease for direct labor and material costs decreasing more than five percent (5%) below the 2006 Base Index since the latest of (i) the Effective Date or (ii) the latest price adjustment to the Transfer Price, except adjustments for packaging changes directed or requested by COLOPLAST.
     4.4.1.3 Any adjustment to the Transfer Price will thereafter take effect at the beginning of the Price Adjustment Year to which the adjustment relates, and shall be then payable by COLOPLAST; except adjustments resulting from packaging changes requested or directed by COLOPLAST, which shall be effective immediately upon implementation.
     4.4.1.4 For purposes hereof, “2006 Base Index” means RMC’s actual costs for material and labor at the Effective Date of this Agreement as demonstrated from RMC’s business records maintained in the ordinary course of its business.
     4.5. Passage of Title and Risk of Loss. It is understood that “FOB RMC” means that upon delivery of MECs by RMC to a common carrier all title and risk of loss shall pass immediately to COLOPLAST
     4.6. Forecasts. Thirty days prior to the expiration of each calendar quarter, during the Term of this Agreement, COLOPLAST shall provide to RMC a nonbinding, rolling forecast of COLOPLAST’s projected requirements for the four (4) next succeeding calendar quarters.
     4.7. Delivery Instructions. All MECs will be placed for delivery to the destination or destinations specified by COLOPLAST.
     4.8. Minimum Order Size. COLOPLAST shall use commercially reasonable ordering procedures with a view to placing purchase orders for MECs in minimum aggregate amounts of at least One Hundred Thousand (100,000) units and with Line Item minimums of at least Twenty Thousand (20,000) units per Line Item ordered.

RMC acknowledges that there may be circumstances under which COLOPLAST may place orders of lesser quantities.
     4.9. Order Fulfillment. RMC will endeavor to ship MECs ordered by COLOPLAST within seven (7) weeks following receipt of order, and RMC will use commercially reasonable efforts to accommodate any earlier delivery date requested by COLOPLAST for unusual requirements.
     4.10. Invoice and Payment. RMC shall invoice COLOPLAST, thirty-five (35) days net for MEC shipments . COLOPLAST shall pay each such invoice within thirty-five (35) days following the date of the invoice.
     4.11. Non-Payment. If COLOPLAST is more than sixty (60) days in arrears for payment of any invoice from RMC, then in addition to any other right or remedy RMC may have at law or in equity, RMC shall be entitled upon thirty (30) days notice to withhold delivery of MECs until COLOPLAST has paid all such amounts in arrears.
     4.12. Country of Origin. RMC shall provide at COLOPLAST’s request a signed Affidavit of Country of Origin for MECs delivered to COLOPLAST pursuant to this Agreement.
     4.13. Regulatory Registration & Device Licensing. Each party shall bear its own costs and expenses for preparation of all documents necessary for registration and sale of MECs. The parties shall cooperate with each other and furnish each other such information as each may reasonably require from the other, including, where required by any government agency, the actual chemical compounds (excluding formulations and brands to the extent not reasonably required by the government agency) to effect such registration and with copies of any and all filings for review upon request.
     4.14 Obsoleted Packaging. Upon a change in Packaging Specifications requested or directed by COLOPLAST, COLOPLAST shall pay RMC an amount equal to RMC’s out-of-pocket expense for packaging materials made obsolete by such change; provided, however, said amount (i) shall be consistent with COLOPLAST’s forecasts pursuant to §4.6 and (ii) shall not in any case exceed the amount of packaging materials that would be reasonably consumed during a period of six (6) months. RMC shall notify COLOPLAST of the amount payable and furnish COLOPLAST with reasonable documentation substantiating RMC’s out-of-pocket expense. That amount shall be due and payable against invoice.

     4.15. Rebate. COLOPLAST shall be entitled to receive a Rebate from RMC in the amount(s) and upon the conditions set forth on Schedule 1 for purchases of MECs in excess of Quota. RMC shall pay the Rebate to COLOPLAST as a credit against COLOPLAST’s future purchases with the balance of the Rebate, if any, payable in cash upon termination of this Agreement. Rebates shall be calculated at the end of each anniversary date of the Effective Date.
Section 5 CONFORMING AND NON-CONFORMING GOODS
     5.1. Conforming Goods. RMC warrants that, when delivered, MECs that COLOPLAST purchases from RMC, (i) shall have been manufactured in accordance with Quality System Regulations and current Good Manufacturing Practices codified at 21 CFR Part 820, Canadian Medical Devices Conformity Assessment System (“CMDCAS”) and ISO 13485:2003 (ii) shall be manufactured in accordance with applicable European Union Medical Device Directives permitting affixation of a CE Mark (iii) shall be manufactured in accordance with, and shall conform to, the then current Product Specifications, (iv) shall be packaged in accordance with the applicable Packaging Specifications, (v) shall not be misbranded or adulterated, and (iv) shall conform to the Technical Contract. No warranty is given hereunder for misuse, misbranding or adulteration occurring after delivery to COLOPLAST.
     5.2. Non-Conforming Goods. COLOPLAST may reject and shall not be obligated to pay for any MECs that COLOPLAST may purchase from RMC, that do not conform to any of the warranties given by RMC in Section 5.1 of this Agreement.
          5.2.1. Apparent Defects. Subject to the provisions of §5.2.2 hereof, COLOPLAST shall promptly give written notice (herein, “Notice of Rejection”) to RMC of any MECs delivered to COLOPLAST that are being rejected as defective or as non-conforming. To be effective, a Notice of Rejection (i) shall be in writing, (ii) shall specify the shipment or lots being rejected, (iii) shall be accompanied by relevant information substantiating the claim that such MECs were defective or failed to conform to the applicable Product Specifications at the time of their delivery, and (iv) shall be accompanied by a RMC Returned Goods Authorization Number. COLOPLAST shall be deemed to have accepted MECs delivered to it unless COLOPLAST gives Notice of Rejection within thirty (30) days from the date of delivery to COLOPLAST of the MECs that are being rejected.
          5.2.2. Non-Apparent Defects. If the defect or nonconformity is not readily apparent by physical inspection or revealed by the applicable quality control tests at the time MECs are delivered to COLOPLAST (“Non-Apparent Defects”), then COLOPLAST may revoke its acceptance thereof. COLOPLAST may revoke its acceptance of the MECs by notice (herein “Notice of Revocation”) given promptly upon discovery of any Non-Apparent Defect not later than one (1) year following the date of delivery to COLOPLAST of the MECs which are being rejected. Notwithstanding the foregoing, COLOPLAST may provide to RMC a Notice of Revocation of MECs with Non-Apparent Defects that have been returned by any of COLOPLAST’s customers up to three (3) years following delivery by RMC to COLOPLAST of the MECs that are being rejected. To be effective, any Notice of Revocation must (i) be in writing, (ii) specify the shipment or lots for which acceptance is being revoked, and (iii) be accompanied by relevant information substantiating that the defects or non-conformities were Non-Apparent Defects.
          5.2.3. Testing and Inspection. COLOPLAST shall adopt and follow the criteria and procedures set forth in the Technical Contract for the acceptance or rejection of MECs upon receipt from RMC.
     5.3. Replacement. At RMC’s cost and expense, COLOPLAST shall ship to a destination specified by RMC any MECs that are rejected or for which their previous acceptance has been revoked. RMC shall promptly replace at its own cost and expense any MECs that are rejected by COLOPLAST or the previous acceptance of which COLOPLAST has revoked in accordance with this Agreement.
     5.4. Product Recalls. RMC and COLOPLAST shall reasonably cooperate and advise and consent with each other prior to any market withdrawal or recall of MECs, or with respect to any device notification or safety alert given at the request of the FDA, any comparable regulatory body, or otherwise (herein collectively, “Product Recall”). RMC shall bear all costs and expense incurred by either of the parties in connection with such Product Recall (the “Recall Costs”), including without limitation any expenses or obligations to third parties and any costs associated with the shipment of recalled MECs from customers to COLOPLAST or RMC. Provided, however, that COLOPLAST shall bear all of the Recall Costs incurred by either of the parties that result from any act, error or omission of COLOPLAST. COLOPLAST shall maintain complete and accurate records, as may be required by applicable law, of MECs sold by COLOPLAST.
     5.5. Customer Complaints. COLOPLAST shall be responsible for notifying appropriate regulatory authorities in the Territory of any customer complaints from its own customers or other occurrences regarding the MECs that COLOPLAST has sold as may required by law to be so reported. COLOPLAST shall promptly provide to RMC all information that COLOPLAST has received regarding any such complaints or occurrences that require review, action or investigation by RMC.

     5.6. Quality Assurance or other Product Modifications. RMC shall not materially modify any quality control test and/or compliance procedure relating to MECs, or any other aspect of the Product, the manufacturing processes or the supplies and components embodied therein respectively without (i) proper compliance with Quality System Regulations (21 C.F.R. Part 820) and ISO 13485:2003 requirements and (ii) notification to COLOPLAST. RMC shall give COLOPLAST no less than ninety (90) days prior notice of RMC’s intent to make such a material change. Any changes that may require regulatory filings, updates or general documentation, RMC shall reasonably cooperate with COLOPLAST and provide the required documentation to effect such regulatory filing or update or to otherwise properly document Coloplast’s files.
     5.7. Audits and Inspections. Subject only to the provisions of this Agreement respecting Confidential Information, COLOPLAST shall have the right from time to time, but not more often than annually, upon reasonable notice to audit and inspect RMC’s manufacturing facilities and records, including technical files, relating to MECs. All such audits and inspections shall be conducted during RMC’s ordinary business hours. If any of COLOPLAST’s audits or inspections reveal material findings or noncompliances, COLOPLAST may re-audit and/or re-inspect more often than annually for follow-up audits and inspections.
Section 6 CONFIDENTIAL INFORMATION
     6.1. Confidential Information; Disclosure Agreement. All Confidential Information as defined in the Disclosure Agreement shall be maintained in confidence in accordance with the requirements of the Disclosure Agreement and of this Agreement. It is understood and agreed, however, that, notwithstanding anything herein to the contrary withstanding, RMC’s proprietary information viewed or reviewed by COLOPLAST during an audit or inspection of RMC’s manufacturing facilities shall be treated as Confidential Information.
     6.2. Confidential Information — Disclosure. Subject to the provisions of the Disclosure Agreement and Section 11.3.1 of this Agreement, neither party shall disclose any Confidential Information of the other to any person except an employee or attorney who (i) needs to know the Confidential Information for a proper purpose under this Agreement and (ii) acknowledges in writing that the Confidential Information may not be used or disclosed except in conformance with the requirements of this Agreement.

Section 7 IMPROVEMENTS; INFRINGEMENTS
     7.1 First Negotiation. RMC shall offer to negotiate with COLOPLAST an agreement, on terms generally similar to the terms of this Agreement, providing for RMC’s manufacture and COLOPLAST’s purchase of any Improved MEC (the “Improvement ” or “Improved Product”) that RMC may develop in the future. Such negotiations shall be conducted in good faith by the parties for a period of ninety (90) days exclusively between the parties following the date upon which RMC’s notifies COLOPLAST of the Improvement with a view to entering such an agreement, but nothing herein shall be deemed to require any more than the exercise of (i) exclusivity during this ninety (90) day period; (ii) good faith, (ii) the successful conclusion of any such negotiations, or (iii) the reaching of any final agreement regarding RMC’s manufacture and sale and COLOPLAST’s purchase of any Improved Product. In addition, nothing herein shall be deemed to require RMC to develop an Improved Product or to conduct any development activities therefor except as may be determined by RMC in its sole and exclusive judgment. The right of first, exclusive negotiation granted herein shall expire at the earlier of (i) RMC and COLOPLAST reaching an agreement for RMC’s manufacture and sale and COLOPLAST’s purchase of an Improved Product or (ii) the expiration of the specified ninety (90) days.
     7.2. Limitations. Until the expiration of the right of exclusive good-faith negotiation set forth in § 7.1, RMC shall not offer the Improved Product to any person other than COLOPLAST permitting such person to sell the Improved Product . Upon expiration of such right, RMC shall be immediately free to market and the Improved Product on any terms deemed appropriate by RMC; provided, however, to the extent RMC markets the Improved Product on terms that may be considered more favorable than those offered to COLOPLAST, RMC shall thereupon offer the Improved Product to COLOPLAST on substantially equivalent terms. Nothing herein shall be deemed to limit RMC’s right to market and sell any Improved Product at any time under RMC’s own brand and marks, either before, during or after the period for good faith negotiations set forth in § 7.1.
     7.3. Infringement by Others. Should any actual or possible infringement or other violation by any third party of any patents, Confidential Information, or other intellectual property rights referenced herein and pertaining in whole or in part to the MECs, or the manufacture thereof, come to the attention of either party to this Agreement, such party shall promptly notify the other party of the alleged infringement or violation. The parties hereto shall consult with one another with a view to reaching agreement as to the best means of eliminating the infringement or violation; provided, RMC shall have the sole right unilaterally to commence, to not commence or to commence and discontinue any claim or suit for infringement of any patent or other intellectual property belonging to it at its own expense.
     7.4. Non-Infringement; Availability. RMC represents and warrants that:
          7.4.1. RMC is not aware of any infringement upon any patent or other intellectual property rights belonging to any other person or entity caused by the present or presently intended manufacture, sale or use of MECs by RMC.
          7.4.2. The manufacture, sale or use of the MECs by RMC do not infringe any U.S. patent.
          7.4.3. This Agreement and its performance by RMC, will not, breach any agreement executed by RMC.
          7.4.4. RMC is generally knowledgeable with respect to the patent rights of third parties relating to urinary catheters, and has conducted such inquiry and investigation as it deemed reasonably necessary for the purpose of determining whether the present or presently intended manufacture, sale or use of the MECs infringes any patent or technology of any third party. To the best of RMC’s knowledge, based upon such inquiry and investigation, the present or presently intended manufacture, sale and/or use of the MEC by RMC does not infringe any foreign patent or technology of any third party.
          7.4.5. Except as otherwise expressly stated herein, RMC makes no other warranty or representation (i) respecting the scope or enforceability of patent protection or the availability of patent protection in any jurisdiction, foreign or domestic, or (ii) respecting infringement of any patent or other intellectual property rights of others.
     7.5. Patent Maintenance.
          7.5.1 RMC will make all filings and periodic payments necessary to maintain the following Patents which cover MEC products that are the subject of this Agreement:
7.5.1.1 US Patents
5,176,666
5,376,085
5,334,175

7.5.1.2 Corresponding Patents

Australia	659117
Canada	2,095,030
Germany	DE 691 07 470 T2
EP	0 556 325 B1
France	0 556 325 B1
Great Britain	0 556 325 B1
Japan	3409070
          7.5.2 COLOPLAST will make all filings and periodic payments necessary to maintain the Aloe Patent described in Section 2.3 of this Agreement.
     7.6. Regulatory Compliance. RMC warrants that MECs are presently eligible for sale in interstate commerce in accordance with applicable rules and regulations of the FDA and the European Union, and of comparable authorities.
Section 8 EXCUSED PERFORMANCE
     8.1. RMC’s Performance Excused. RMC’s obligation to provide MECS to COLOPLAST under this Agreement shall be excused for the duration of any event of force majeure preventing RMC’s performance of such obligation or for the duration of any event of non payment in accordance with §4.10 of this Agreement.
     8.2. COLOPLAST’s Performance Excused. COLOPLAST’s obligation to RMC under this Agreement shall be excused for the duration of any event of force majeure preventing COLOPLAST performance of such obligation.
Section 9 MUTUAL WARRANTIES AND REPRESENTATIONS
     9.1. Corporate Standing; Authority. RMC and COLOPLAST each represent and warrant to each other that it is a duly organized and validly existing corporation in good standing under the laws of the state in which it is incorporated, and that it has full corporate power and authority to carry on the business presently being conducted by it and to enter into and to perform its obligations under this Agreement.
     9.2. Due Authorization. RMC and COLOPLAST each represent and warrant to each other that it has taken all action necessary to authorize the execution and delivery of this Agreement.

Section 10 COVENANTS
     10.1. Covenants of RMC. RMC makes the following covenants:
          10.1.1. For the Term of this Agreement and for one (1) year thereafter, RMC shall maintain product liability insurance (containing both a Vendor’s Additional Insured Endorsement and a Products Contractual Liability Endorsement) on MECs with minimum limits of one million ($1,000,000) first dollar coverage per occurrence and two million dollars ($2,000,000) in the aggregate and five million dollars ($5,000,000) of corporate umbrella public liability insurance. COLOPLAST shall be named as an additional named insured in each policy of insurance required to be maintained by RMC hereunder. The issuer of each such policy shall be a standard company licensed to issue insurance in the State of Minnesota having a Best’s rating of A or higher and a policy holder surplus of not less than thirty five million ($35,000,000). Each such policy shall provide for (a) the issuance of a reporting or tail coverage endorsement upon the earliest of termination of (i) the base policy, (ii) the marketing and sale of MECs by COLOPLAST and (b) for not less than thirty (30) days prior written notice to COLOPLAST of any proposed change in the nature, scope or amount of coverage. RMC shall provide COLOPLAST with certificates of such insurance and evidence of the payment of premiums therefor, promptly upon COLOPLAST’s request.
     10.2. Covenants of COLOPLAST. COLOPLAST makes the following covenants:
          10.2.1 COLOPLAST covenants (i) not to make any express warranties or other claims with respect to the MECs that have not been authorized by RMC, and (ii) not to misbrand or adulterate any MECs acquired from RMC and resold by COLOPLAST.
     10.3. Mutual Covenants. RMC and COLOPLAST each covenant to each other that:
          10.3.1. COLOPLAST and RMC will maintain all Confidential Information of the other in confidence in accordance with the provisions of this Agreement and the Disclosure Agreement. Notwithstanding the foregoing, COLOPLAST and RMC may disclose such Confidential Information as required by law; provided that the disclosing party shall (i) immediately notify the other party of the Confidential Information to be disclosed and the legal requirement for the disclosure of such Confidential Information; and (ii) use its commercially reasonable efforts to maintain the confidentiality of the

Confidential Information to the maximum extent possible, using in every case no less than the efforts the party would use to protect its own confidential information, for example, by seeking a protective order. Provided, however, RMC shall not be required to seek confidential treatment for, or to take other affirmative steps to attempt to limit the dissemination of, information routinely required to be filed by RMC in accordance with RMC’s reporting requirements pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, and the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.
          10.3.2. Each party shall furnish to the other such information that is maintained by the furnishing party in the ordinary course of its business that the other party reasonably requests for the purpose of verifying the furnishing party’s compliance with the terms and conditions of this Agreement, including a complete and correct copy of any notice, report or other communication that it receives from the FDA or from any other governmental agency materially concerning the MEC.
          10.3.3. Each Party shall keep books and records in sufficient detail to permit verification of its compliance with the terms and conditions of this Agreement, and all such books and records shall be available for inspection upon prior written notice by the other party or its designated representative at the principal place of business of the party keeping such books and records at reasonable times during regular business hours. This obligation is in addition to any other record keeping obligation under this Agreement.
Section 11 INDEMNIFICATION
     11.1. Indemnification by RMC. RMC shall defend, indemnify and hold COLOPLAST, its officers, directors, employees, and agents free and harmless from and against any and all claims, demands, actions and causes of action which are hereafter made or brought against COLOPLAST, its officers, directors, employees, agents or distributors by any person, firm, corporation or association for recovery of damages to property, or damages for injury, illness and/or death of any person which is alleged to be caused by or attributable to (i) an error, omission, act, failure or regulatory noncompliance by RMC in the manufacturing and production of MECs; or (ii) infringement of the MECs on any third-party’s rights; or (iii) a breach by RMC of any warranty, or covenant given by RMC under this Agreement; provided that the obligations of RMC hereunder shall not extend to claims for damages that are found to be solely attributable to the acts, omissions or negligence of COLOPLAST; and provided further that COLOPLAST shall make no settlement of any claim for which it seeks indemnity from RMC without the written approval of RMC.

     11.2. Indemnification by COLOPLAST. COLOPLAST shall defend, indemnify and hold RMC, its officers, directors, employees and agents free and harmless from and against any and all claims, demands, actions and causes of action which are hereafter made or brought against RMC, its officers, directors, employees, agents or distributors by any person, firm, corporation or association for recovery of damages to property, or damages for injury, illness and/or death of any person which is alleged to be caused by or attributable to (i) an error, omission, act, failure or regulatory noncompliance by COLOPLAST in the marketing of the MECs; or (ii) a breach by COLOPLAST of any representation, warranty or covenant given by COLOPLAST under this Agreement. Provided however, that the indemnification obligation of COLOPLAST hereunder shall not extend to claims for damages that are found to be attributable solely to the acts, omissions or negligence of RMC; and provided further that RMC shall make no settlement of any claim for which it seeks indemnity from COLOPLAST without the written approval of COLOPLAST.
Section 12 DAMAGES
     12.1. Damages for Breach. Except as may be otherwise expressly provided in this Agreement, nothing in this Agreement shall be construed to relieve a defaulting party from liability to the other, or to limit the amount of such liability, at law or in equity on account of a breach by the defaulting party of its duties and obligations under this Agreement. Neither party, however, shall be liable to the other for any consequential or incidental damages resulting from a breach, notwithstanding that the possibility thereof was known to the party in breach.
Section 13 GENERAL PROVISIONS
     13.1. Notices. All notices permitted or required under this Agreement shall be in writing and shall be deemed to have been given and received immediately (i) when personally delivered or when transmitted by telefacsimile machine to the party for whom intended at the telefacsimile number below, with a confirming copy sent by U.S. mail, addressed to the party for whom intended at the address set forth below or (ii) on the second business day after the date on which mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the party for whom intended at the address set forth below or such other address or telefacsimile number as provided by the parties in writing:
Anthony J. Conway, President
Rochester Medical Corporation

One Rochester Medical Drive
Stewartville, Minnesota 55976
Telefacsimile Number: (507) 533-9725
Henrik Norup Riecke, Vice President — Contract
Manufacturing
COLOPLAST A/S
Egevangen 4 2980
Kokkedal, Denmark.
Telefacsimile Number: +45 49 11 11 60
With a copy to:
Peter Volkers, Legal Affairs Director
Coloplast A/S
Holtedam 1, DK-3050
Humlebæk Denmark
Fax +45 49 11 24 10
     13.2. Resolution of Disputes. Any controversy, dispute or claim in connection with, arising out of or relating to this Agreement or the performance, enforcement, breach, termination, application or validity hereof shall be submitted to arbitration. Such arbitration proceedings shall be held in Minneapolis, Minnesota, in accordance with the rules then obtaining of the American Arbitration Association, except that: (i) the arbitrators shall furnish the parties with a written decision setting forth findings of fact, conclusions of law and an order; (ii) if the issue in dispute involves matters of patents, licensing or technology, the arbitration panel shall be composed of persons who are knowledgeable in such matters; (iii) a stenographic record shall be made of the arbitration proceedings; and (iv) the award of the arbitrators shall be subject to review by a court of competent jurisdiction, which court shall apply the same standard of review that an appellate court would apply in reviewing the decision of a trial court. Each arbitrator shall be neutral, impartial and independent of the parties and others having any known interest in the outcome, shall abide by the Canons of Ethics of the American Bar Association for neutral, independent arbitrators, and shall have no ex parte communications about the case. In addition to any monetary award that may be given, the arbitrators may order or direct either party to do any act required of it by this Agreement or to refrain from the doing of any act or practice that is contrary to this Agreement. This Agreement to arbitrate shall be specifically enforceable. Each party shall bear its own costs and expense in any such proceedings, but the arbitrators may, in their discretion and consistent with this Agreement, award costs and attorneys’ fees to either or both of the parties.

     13.3. Force Majeure. Neither of the parties shall be liable to the other for any delay or default in performing its obligations hereunder if such delay or default is caused by force majeure, such as wars or insurrection, strikes, fires, vandalism, floods, work stoppages, embargoes, lack of materials or other circumstances beyond the reasonable ability of the party affected thereby to control provided that the party so affected resumes the performance of its obligations with due diligence as soon as practicable after the effects of any such event have been alleviated.
     13.4. Binding on Successors. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and legal representatives of each of the parties hereto. Neither party may assign this Agreement, in whole or in part, without the express prior written consent of the other, and any whole or partial assignment without such written consent shall be entirely void, except in connection with the sale of all or substantially all of RMC’s male external catheter business line or in case of merger, conveyance to a subsidiary or similar reorganization.
     13.5. Amendment. No amendment or modification of this Agreement shall be valid or binding upon either of the parties hereto unless made in writing and signed by such party or its duly authorized officer or representative.
     13.6. Governing Law. This Agreement shall be construed in accordance with the laws of the state of Minnesota without giving effect to its conflicts of law provisions.
     13.7. Captions. Captions appearing in this Agreement are intended solely for convenience of reference and are not to be deemed a part of this Agreement.
     13.8. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to its subject matter, and supersedes any prior agreement or agreements in principle between the parties.
Section 14 Survival
     The provisions of §§ 6, 10, 11, 12 and 13 shall survive the termination of this Agreement.
SECTION 15. Attachments.
     The following attachments are appended to and made part of this Agreement:

Schedule 1	Transfer Prices
Schedule 2	Product Specifications
Schedule 3	Packaging Specifications
Schedule 4	Technical Contract
IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

ROCHESTER MEDICAL CORPORATION,		COLOPLAST A/S
a Minnesota corporation		a Denmark corporation

By:	/s/ Anthony J. Conway Anthony. J. Conway	By:	/s/ Sten Scheibye Sten Scheibye
	President and Secretary		Its Chief Executive, CEO

ATTEST:		ATTEST:

By:	/s/ Martyn R. Sholtis Martyn R. Sholtis	By:	/s/ Peter Volkers Peter Volkers
	Its Vice President		Its Legal Affairs Director